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                               FIRST AMENDMENT TO
                          RISK CAPITAL HOLDINGS, INC.
                 1995 LONG TERM INCENTIVE AND SHARE AWARD PLAN

    The Risk Capital Holdings, Inc. 1995 Long Term Incentive and Share Award Plan is amended as follows, effective September 16, 1996; PROVIDED, HOWEVER, that paragraph 2 of this amendment shall be contingent upon approval by the affirmative vote of the holders of a majority of voting securities of Risk Capital Holdings, Inc. at a meeting duly held during calendar year 1997.

    1. Section 2(g) is amended to read as follows:

        "(g) 'Committee' means the Compensation Committee of the Board, or such other Board committee (or the entire Board) as may be designated by the Board to administer the Plan."

    2. Section 2(l) is amended to read as follows:

        "(l) 'Eligible Employee' means (i) an employee of the Company or its Subsidiaries and Affiliates, including any director who is an employee, who is responsible for or contributes to the management, growth and/or profitability of the business of the Company, its Subsidiaries or Affiliates, and (ii) any Director."

    3. Section 3(b) is amended by adding the following at the end thereof:

    "Notwithstanding any provision of this Plan to the contrary, the Committee may grant Awards which are subject to the approval of the Board; provided that an Award shall be subject to Board approval only if the Committee expressly so states."

    4. Section 6(a) is amended by adding the following at the end thereof:

    "Notwithstanding the foregoing, the exercise price of any Option, grant price of any SAR or purchase price of any other Award conferring a right to purchase Shares which is granted in exchange or substitution for an option, SAR or other award granted by the Company (other than in connection with a transaction described in Section 4(c) hereof) shall not be less than the exercise price, grant price or purchase price of the exchanged or substituted option, SAR or other award, and outstanding Awards shall not be amended (other than in connection with a transaction described in Section 4(c) hereof) to reduce the exercise price, grant price or purchase price of any such Award."

    5. Section 6(d) is amended by deleting the first sentence thereof and replacing it with the following:

    "Except as set forth below and except for vested Shares, Awards shall not be transferable by an Eligible Employee except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Employee only by such Eligible Employee or his guardian or legal representative. Notwithstanding the foregoing, if the Committee expressly so provides in the applicable Award agreement (at the time of grant or at any time thereafter), an Award (other than an ISO) granted hereunder may be transferred by a Participant to members of his or her 'immediate family' or to a trust established for the exclusive benefit of solely one or more members of the Participant's 'immediate family,' and any such transfer by a Participant other than a Director must be for no consideration. Any Award held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to the transfer, except that the Award will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, 'immediate family' means the Participant's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption."

    6. Section 7(f) is amended by adding the following at the end thereof:

    "Notwithstanding the foregoing, if the Committee expressly so provides in the applicable Award agreement (at the time of grant or at any time thereafter), a Director's Option granted hereunder may
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    be transferred by an optionee to members of his or her 'immediate family' or to a trust established for the exclusive benefit of solely one or more members of his or her 'immediate family.' Any Director's Option held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Director's Option immediately prior to the transfer, except that the Director's Option will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, 'immediate family' means the Director's children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption."

    7. Section 8(d) is amended by deleting the last sentence thereof.

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